SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported)  March 20, 2008
VERAMARK TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-13898	16-1192368

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3750 Monroe Avenue, Pittsford, New York 14534

(Address of Principal Executive Offices including zip code)
(585) 381-6000

(Registrant’s telephone number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (1) Approval of Restricted Stock Award.
     Pursuant to an Employment Agreement dated December 17, 2007, Anthony C. Mazzullo was elected President and Chief Executive Officer of the Registrant effective January 1, 2008 (the “Employment Agreement”) The Employment Agreement was filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 19, 2007. Pursuant to the Employment Agreement, the Registrant is obligated to award Two Hundred Thousand shares of its Common Stock in the form of restricted stock (the “Restricted Shares”) to Mr. Mazzullo. On March 20, 2008 the Compensation Committee of the Board of Directors of Registrant (the “Compensation Committee”) formally approved the award of the Restricted Shares, established that the Restricted Shares may be earned ratably over the three year period ending December 31, 2010, established performance measures and personal performance objectives for the year ending December 31, 2008, and approved the Restricted Stock Award Agreement discussed below.
     (2) Approval of Restricted Stock Award Agreement.
     On March 20, 2008 the Compensation Committee approved the Restricted Stock Award Agreement with Mr. Mazzullo, a copy of which is attached hereto as Exhibit 10.1 and herein incorporated by reference (the “Agreement”).
     The Agreement provides for the award of the Restricted Shares which may vest over the three year period commencing January 1, 2008. Once earned, Restricted Shares will be deemed vested. The Restricted Shares will vest or be forfeited based (i) on the Registrant’s achievement, during each calendar year, of financial performance measures, and (ii) on Mr. Mazzullo achieving the personal performance objectives. The performance measures are based on revenue and net income and represent 80% of an annual award. Individual performance objectives, if achieved, represent 20% of an annual award.
     The vesting of any Restricted Shares is subject to the Registrant achieving a minimum level of revenue and operating income. If this threshold is not achieved in any calendar year, Mr. Mazzullo may not earn any Restricted Shares for such year. If this threshold is achieved, Mr. Mazzullo may earn Restricted Shares as follows:
     (a) If at least one of the financial performance measures is achieved, Mr. Mazzullo will be deemed to have earned the maximum number of Restricted Shares he is eligible to earn for that year. If the Registrant achieves at least 85% of one of the financial performance measures, Mr. Mazzullo will be deemed to have earned that same percentage of the maximum number of Restricted Shares he is eligible to earn for that year.
     (b) If Mr. Mazzullo shall have achieved all of the personal performance objectives in any calendar year, he shall be deemed to have earned all of the Restricted Shares for such year for which he is eligible upon the achievement of personal performance objectives.

     (c) Any Restricted Shares not earned in any calendar year shall be added to the maximum number of Restricted Shares Mr. Mazzullo is eligible to earn in a subsequent year during the term of the Agreement and will be deemed earned, provided the threshold performance is achieved for such year, if the financial performance measures and/or personal performance objectives are achieved in such subsequent year.
     (d) Any Restricted Shares not earned during the term of the Agreement are forfeited.
     (e) If Mr. Mazzullo’s employment shall be terminated for any reason, including death, cause, disability or voluntarily by Mr. Mazzullo, any unvested Restricted Shares shall be forfeited. If the Registrant shall terminate Mr. Mazzullo’s employment for any other reason (e.g., without cause), all unvested Restricted Shares shall become earned on the effective date of such termination.
     The Compensation Committee retains full authority and discretion to interpret the provisions of the Agreement.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1     Restricted Stock Award Agreement dated as of January 1, 2008 between the Registrant and Anthony C. Mazzullo.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 20, 2008

Veramark Technologies, Inc. (Registrant)
By:	/s/ Ronald C. Lundy
Ronald C. Lundy
Vice President of Finance and CFO

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Restricted Stock Award Agreement dated as of January 1, 2008 between the Registrant and Anthony C. Mazzullo.